Exhibit 5.1

WEIL, GOTSHAL & MANGES LLP
767 FIFTH AVENUE    •    NEW YORK, NY 10153-0119
(212) 310-8000
FAX: (212) 310-8007

        February 7, 2006

SEACOR Holdings Inc.
11200 Richmond Avenue, Suite 400
Houston, Texas 77082

Ladies and Gentlemen:

        We have acted as counsel to SEACOR Holdings Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission of the Company's Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended, with respect to the proposed guarantee (the "Guarantee") by the Company of $138,500,000 aggregate principal amount of 9 1/2% Senior Notes due 2013 (the "Notes") of Seabulk International, Inc., a Delaware corporation ("Seabulk") and wholly-owned subsidiary of the Company. The Notes were issued pursuant to the Indenture, dated as of August 5, 2003 (as amended to the date hereof, the "Indenture"), among Seabulk, the subsidiary guarantors named therein and U.S. Bank National Association, successor to Wachovia Bank, National Association, as trustee, and the Guarantee will be issued pursuant to a third supplemental indenture (the "Supplemental Indenture"), among Seabulk, the Company, the subsidiary guarantors named therein and the trustee, to the Indenture.

        In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Indenture, the form of Supplemental Indenture, the certificate of incorporation and by-laws of the Company, and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

        In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

        Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the execution, delivery and performance of the Guarantee have been duly authorized by all necessary corporate action on the part of the Company and, when executed and delivered in accordance with the terms of the Supplemental Indenture as contemplated by the Registration Statement, will constitute the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

        The opinions expressed herein are limited to the laws of the State of New York and the corporate laws of the State of Delaware, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

        We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm in the Prospectus which is a part of the Registration Statement.

Very truly yours,
/s/ WEIL, GOTSHAL & MANGES LLP